NEWS RELEASE for April 30, 2009 at 8:00AM Eastern Time

Contacts:	Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com
PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2009

        BURLINGTON, MA (April 30, 2009) …Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the first quarter ended March 31, 2009. Revenues for the quarter ended March 31, 2009 were $14.7 million, of which $11.5 million were product revenues, $1.5 million were royalty revenues, $0.4 million were funded development revenues, and $1.25 million were other revenues. First quarter gross margin from product revenues was 55 percent. Loss before taxes for the first quarter ended March 31, 2009 was $2.3 million, which included approximately $0.3 million in litigation expenses and a $0.8 million non-cash FAS 123R stock-based compensation expense. The Company reported net loss of $1.4 million, or $0.08 per share for the first quarter of 2009. The Company had positive cash flow from operations of $0.7 million and the balance sheet continues to be strong with $122 million in cash and cash equivalents.

        Chief Executive Officer Joseph P. Caruso commented, “The global economic downturn continues to affect our business and the aesthetic device industry as a whole. We adjusted our business model at the beginning of this year with the goal of maintaining a neutral cash flow from operations during these challenging times. By successfully managing our operations, we achieved our goal of positive cash flow from operations in the first quarter. We will continue to monitor and adjust our operations during the year to meet market changes as well as invest in research and development efforts to sustain our technology leadership position.”

        Mr. Caruso continued, “We continue to lead the way in developing new technology in our space. In March, we introduced a number of new technologies and products including a 40 watt SlimLipo laser lipolysis system, Groove fractional technology for the Lux2940 ablative fractional laser, and XD (Extra Deep) technology for non-ablative fractional resurfacing and scar treatment. We believe that the aesthetic device market provides an excellent opportunity for long-term growth and increased shareholder value and Palomar is best positioned to capitalize on this tremendous opportunity.”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (888) 419-5570 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 65357877 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home-use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has granted The Procter & Gamble Company a non-exclusive License Agreement to certain patents, technology and FDA documents related to the home-use, light-based hair removal field for women. In addition, Palomar has an exclusive development and license agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

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        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2008 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Product revenues	$11,473,554	$17,688,793
Royalty revenues	1,493,424	3,247,023
Funded product development revenues	431,133	596,570
Other revenues	1,250,000	1,497,625

Total revenues	14,648,111	23,030,011

Costs and expenses:
Cost of product revenues	5,224,671	6,594,332
Cost of royalty revenues	597,369	1,298,810
Research and development	3,743,467	5,383,647
Selling and marketing	4,668,881	6,778,317
General and administrative	2,873,246	6,236,592

Total costs and expenses	17,107,634	26,291,698

Loss from operations	(2,459,523)	(3,261,687)

Interest income	193,201	1,423,040
Other (expense) income	(26,934)	10,517

Loss before income taxes	(2,293,256)	(1,828,130)

Benefit from income taxes	(878,806)	(823,490)

Net loss	$(1,414,450)	$(1,004,640)

Net loss per share:

Basic	$(0.08)	$(0.05)

Diluted	$(0.08)	$(0.05)

Weighted average number of shares outstanding:
Basic	18,059,624	18,313,701

Diluted	18,059,624	18,313,701

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Consolidated Balance Sheets (Unaudited)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$122,012,827	$122,601,139
Accounts receivable, net	5,780,863	6,395,364
Inventories	14,532,092	16,045,725
Deferred tax assets	6,345,306	5,347,459
Other current assets	2,990,380	2,613,003

Total current assets	151,661,468	153,002,690

Marketable securities, at fair value	4,356,954	4,486,834

Property and equipment, net	17,029,409	14,225,397

Other assets	4,785	7,515

Total assets	$173,052,616	$171,722,436

Liabilities and Stockholders' Equity
Liabilities:
Note payable	$8,000,000	$6,000,000
Accounts payable	4,402,371	3,247,051
Accrued liabilities	6,104,320	6,688,137
Deferred revenue	5,882,370	6,166,246

Total current liabilities	24,389,061	22,101,434

Deferred taxes	2,858,801	2,815,577

Total liabilities	$27,247,862	$24,917,011

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 18,479,345 shares	184,794	184,794
Additional paid-in capital	206,005,355	205,306,957
Accumulated other comprehensive loss	(666,301)	(542,443)
Accumulated deficit	(53,961,623)	(52,547,173)
Treasury stock, at cost - 438,255 and 413,255 shares, respectively	(5,757,471)	(5,596,710)

Total stockholders' equity	$145,804,754	$146,805,425

Total liabilities and stockholders' equity	$173,052,616	$171,722,436

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